                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 9, 1996

      NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of C.I.S. Technologies, Inc. (the "Company"), will be held at the Doubletree Hotel, 6100
S. Yale Avenue, Tulsa, Oklahoma, on May 9, 1996 at 2:00 P.M., Central Standard Time, for the following purposes:

      1. To elect two members to the Board of Directors to serve for a three year term, or until their successors have been elected and qualified;

      2. To approve one or more of a series of four amendments to the Certificate of Incorporation in order to facilitate one of either a one-for-two, -three, -four or -five reverse stock split, respectively, if the Board of Directors, prior to December 31, 1998, determines one of such reverse stock splits to be advisable as being in the best interest of the Company and its shareholders.

      3. To consider and, if deemed advisable, to ratify the appointment of Coopers & Lybrand as independent public accountants for the Company for its fiscal year ending December 31, 1996, and

To transact such other business as may properly come before the meeting.

   Only shareholders of record at the close of business on March 15, 1996 (the "Record Date") will be entitled to notice of, and to vote at the meeting or any adjournment or adjournments thereof. Shareholders who do not expect to attend the meeting in person are urged to complete, date, sign and mail the enclosed proxy for which no additional postage is needed if mailed in the United States.

   HOLDERS, AS OF THE RECORD DATE, OF THE COMMON STOCK OF THE COMPANY WILL RECEIVE A PROXY. PLEASE COMPLETE, SIGN, DATE, AND RETURN THE PROXY TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED.


                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Thomas G. Noulles
                              Thomas G. Noulles, Secretary


Tulsa, Oklahoma
March 29, 1996

   IMPORTANT: IF YOU DO NOT PLAN TO ATTEND THIS MEETING, PLEASE COMPLETE, DATE, SIGN (EXACTLY AS YOUR NAME APPEARS OF RECORD) AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. NO ADDITIONAL POSTAGE IS NECESSARY IF
MAILED IN THE UNITED STATES.

                           C.I.S. TECHNOLOGIES, INC.
                               One Warren Place
                           6100 S. Yale, Suite 1900
                          Tulsa, Oklahoma 74136-1903

                                PROXY STATEMENT
                                      For
                        ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 9, 1996

                                    SUMMARY

General

   This Proxy Statement is furnished to shareholders of record of C.I.S. Technologies, Inc. (the "Company") as of March 15, 1996 (which is also, except where indicated to the contrary, the effective date of the information set forth herein and is hereinafter referred to as the "Record Date") in connection with the solicitation of proxies by the Board of Directors and management of the Company to be used in voting at the Company's annual meeting of shareholders to be held on May 9, 1996 (the "Meeting") at 2:00 P.M. Central Standard Time at the Doubletree Hotel, 6100 South Yale Avenue, Tulsa, Oklahoma, for the purposes set forth in the accompanying Notice of the Meeting.

   Any shareholder giving a proxy has the right to revoke the proxy at any time before it is exercised and any such shareholder may vote in person if he or she attends the Meeting. The approximate date of mailing the accompanying Notice of the Meeting and this Proxy Statement to shareholders was March 29, 1996.

                   VOTING AT MEETING AND STOCK OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Voting

   Shareholders of record on the Record Date are entitled to vote at the Meeting or any adjournment or adjournments thereof. The Company's only class of voting securities is common stock. Shareholders are entitled to one vote per share of common stock held. As of the Record Date there were 30,188,589 shares of the Company's common stock issued and outstanding.

   Nominees named in the accompanying form of proxy will vote or withhold from voting the shares represented thereby in accordance with the instructions of the shareholders. The proxy will confer discretionary authority upon any nominees named therein with respect to:

   (1) Each matter or group of matters identified therein for which a choice is not specified;

   (2)   Any amendments to or variations of any matter identified therein; and

   (3)   Any other matter that may properly come before the meeting.

   Management of the Company knows of no such amendment, variation or other matter but, if any such amendment, variation or other matter is properly brought before the Meeting, each such nominee intends to vote thereon in accordance with his best judgment.

IN RESPECT OF MATTERS FOR WHICH A CHOICE IS NOT SPECIFIED IN THE PROXY, THE NOMINEES NAMED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE SHARES REPRESENTED BY THE PROXY FOR THE APPROVAL OF SUCH MATTER OR GROUP OF MATTERS DESCRIBED IN THE PROXY.

Principal Stockholders and Management

   The following tables show information as of the Record Date regarding the beneficial ownership of each class of capital stock of the Company by each person known by the Company to own five percent (5%) or more of the outstanding shares of the Company's common stock; each director of the Company; the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers for 1995. The persons named in the table have sole voting and investment power with respect to all shares of capital stock owned by them, unless otherwise noted.

                        Five Percent Beneficial Owners
Title of            Name and Address           Amount and Nature of    Percent of
Class             of Beneficial Owner          Beneficial Ownership      Class


Common Stock         Philip D. Kurtz  . . . . .     1,964,645(1)           5.9%
                       c/o CIS Technologies, Inc.
                       6100 S. Yale, Suite 1900
                       Tulsa, OK  74136

Common Stock         BT Holdings (New York), Inc.   1,635,818(2)           4.9%
                       130 Liberty Street
                       New York, NY  10006

Preferred Stock      BT Holdings (New York), Inc.   2,884,182              100%
                       130 Liberty Street
                       New York, NY  10006

                                  Management
Title of            Name and Address           Amount and Nature of   Percent of
Class             of Beneficial Owner          Beneficial Ownership    Class


                     Executive Officers

Common Stock         Richard A. Evans . . . . .         252,928(3)         *
Common Stock         John P. Indrigo  . . . . .         153,527(4)         *
Common Stock         Angela K. Lux  . . . . . .         108,546(5)         *

                     Directors

Common Stock         Philip D. Kurtz, CEO . . .       1,964,645(1)      5.9%
Common Stock         James L. Hersma, President and COO 689,350(6)      2.1%
Common Stock         Robert J. Simmons  . . . .         156,050(7)         *
Common Stock         Dennis D. Pointer  . . . .         138,500(8)         *
Common Stock         John D. Platt  . . . . . .         135,000(9)         *
Common Stock         N. Thomas Suitt  . . . . .          28,741(10)        *
Common Stock         Samuel L. Jacob  . . . . .               0            *

Common Stock         Directors and Named Executive
                     Officers as a Group  . . .       3,627,287(11)   10.8%

__________

*    Represents less than 1% of total outstanding shares.


















(1)       Includes options to acquire 404,203 shares.
(2)       Includes options to acquire 20,000 shares.
(3)       Includes options to acquire 170,123 shares.
(4)       Includes options to acquire 153,527 shares.
(5)       Includes options to acquire 90,000 shares.
(6)       Includes options to acquire 660,000 shares.
(7)       Includes options to acquire 145,000 shares.
(8)       Includes options to acquire 135,000 shares.
(9)       Includes options to acquire 110,000 shares.
(10)      Includes options to acquire 15,000 shares.
(11)      Includes options to acquire 1,902,853 shares.

   There are no arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may, at a subsequent date, result in a change in control of the Company.

                      PROPOSAL 1.  ELECTION OF DIRECTORS


   The Bylaws of the Company provide that its Board of Directors shall consist of not less than three nor more than 15 members as fixed by resolution of its Board of Directors or shareholders. The Board of Directors of the Company has determined that the full Board shall consist of seven directors. The Shareholders approved at the 1993 Annual Meeting of Shareholders (held in fiscal 1994) a proposal whereby the Board of Directors are divided into classes serving staggered terms. At that Meeting, one such class was elected for a term expiring at the 1994 Annual Meeting of Shareholders (held in fiscal
1995), one class was elected for a term expiring at the 1995 Annual Meeting of Shareholders (to be held in fiscal 1996), and one class was elected for a term expiring at the 1996 Annual Meeting of Shareholders (to be held in fiscal
1997). Beginning with the 1994 Annual Meeting (held in fiscal 1995), one class of directors is elected each year for a three-year term.

   The following persons whose terms expire in 1996 have been nominated for election as directors of the Company to hold office for a three-year term, or until their successors are elected and qualified. A brief account of the business experience for the past five years of the nominees is also presented. All of the nominees are presently members of the Company's Board. It is not contemplated that any of the nominees will be unable, or will decline to serve; however, if any such nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes.

Nominees for Election of Directors

   Robert J. Simmons, 53, is President of RJS Healthcare, Inc., a company founded in July, 1990 to provide consulting services to healthcare providers, and serves as Chairman of Healthcare Alliance, Inc. He has been a director of the Company since May, 1989. Prior to founding RJS, Mr. Simmons was with Baxter International, Inc., last serving as executive vice president. Mr. Simmons also serves on the Board of Directors of Pyxis Corporation, Lake Forest Hospital and MBF/USA.

   N. Thomas Suitt, 58, has been a director of the Company since July, 1992. Mr. Suitt, after serving two sessions in the California State Assembly, founded Hospital Billing Analysis, Inc., which was acquired by the Company in September, 1991. Mr. Suitt is currently Chairman of the Board for Palm Springs Savings Bank, Desert Spectrum Development Corporation and Desert Hospital Corporation.

   None of the nominees has any family relationship to any other director or executive officer. There are no arrangements or understandings between any of the named individuals and any other person or persons pursuant to which any of the named individuals are to be elected as directors.

                                    3

1995 Board and Committee Meetings

   During the Company's last full fiscal year, the Board of Directors held ten
(10) meetings. No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of all 1995 Board meetings held since his election to the Board and all meetings of committees of the Board (see below) on which he served. Certain actions taken by the Board during fiscal 1995 were consented to pursuant to memoranda of action in lieu of meetings to which all directors subscribed.

Board Compensation

   The directors not employed by the Company were each paid a retainer, except in the case of Messrs. Jacob and Suitt, for 1995 in the form of ten-year non-qualified options to purchase 15,000 shares of the Company's common stock at
an exercise price of $3.25.   All of the aforementioned options were
exercisable beginning on April 28, 1995. In lieu of paying a retainer to Mr. Jacob, options to purchase 20,000 shares of the Company's common stock at an exercise price of $2.3125 were granted to BT Holdings (New York), Inc., which is Mr. Jacob's employer. These options are exercisable as to 10,000 shares on April 26, 1996 and 10,000 shares on April 26, 1997. Mr. Suitt was paid a retainer for 1995 of $7,500 cash. The Directors also receive $1,500 per day for their attendance at directors' and board committee meetings (unless held consecutively with a Board meeting) and other services as directors.
Directors are also compensated $250 per telephone meeting at which their attendance is required and receive compensation for serving on Board committees, as shown below. All directors also receive reimbursement of expenses related to attending Board meetings.

Board Committees

   The Board of Directors has three standing committees, those being Finance, Audit and Compensation Committees, to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during the 1995 fiscal year are described below.

   Finance Committee. The Finance Committee reviews the Company's financial performance, capitalization, cash flow projections and the Company's lines of credit and their terms. The Finance Committee also reviews any proposed acquisitions, mergers or the sale of any business segment of the Company as well as reviewing proposed issuances of any stock or senior debt. The Finance Committee presently consists of Mr. Simmons, as Chairman, and Messrs. Platt and Suitt. The Finance Committee held two meetings during the year. The Chairman of the Finance Committee is compensated $1,500 per year and members are compensated $750 per year.

   Audit Committee. The Audit Committee is responsible for ensuring that the Company adopts and maintains sound accounting policies and an adequate and effective system of accounts for the safeguarding of all assets and presently consists of Mr. Pointer, as Chairman, and Messrs. Platt and Suitt. The Audit Committee held two meetings during the year. The Chairman of the Audit Committee is compensated $750 per year and members are compensated $500 per year.

   Compensation Committee. The Compensation Committee is responsible for formulating and reviewing the compensation offered to the officers of the Company, together with all benefit and incentive programs associated therewith, and presently consists of Mr. Platt, as Chairman, and Messrs. Pointer and Simmons. The Compensation Committee held six meetings during the year. The Chairman of the Compensation Committee is compensated $1,500 per year and members are compensated $750 per year.




























Recommendation and Vote

     The Board of Directors recommends the election of the nominees listed above as directors of the Company to hold office until the 1998 Annual Meeting (to be held in the first half of 1999) or until their successors are elected and qualified. The affirmative vote of a majority of the shares of Company common stock represented at the Meeting is required for such approval.


  PROPOSAL 2. APPROVAL OF ONE OR MORE OF A SERIES OF FOUR AMENDMENTS TO THE CERTIFICATE OF INCORPORATION IN ORDER TO FACILITATE ONE OF EITHER A ONE-FOR-
TWO, -THREE, -FOUR OR -FIVE REVERSE STOCK SPLIT, RESPECTIVELY, IF THE BOARD OF
  DIRECTORS, PRIOR TO DECEMBER 31, 1998, DETERMINES ONE OF SUCH REVERSE STOCK SPLITS TO BE ADVISABLE AS BEING IN THE BEST INTEREST OF THE COMPANY AND ITS
                                 SHAREHOLDERS


   The Board of Directors of the Company is of the opinion that the shareholders should take action at this time to make it possible to carry out a future reduction in the total number of outstanding shares of the Company's common stock ("Shares") by way of a reverse stock split in the manner described below.

Reasons for the Proposal

   The Board has been informed that the principal risk associated with an otherwise advisable reverse stock split is that the trading price of the post-split Shares would not reflect the ratio of the number of post-split to pre-split Shares. The Board has been further informed that such risk would increase if there were an extended period of time between the announcement and the completion of a reverse stock split during which trading in Shares on the basis of the pending split could occur. The Board believes, given that any reverse stock split will be carried out only if then deemed advisable, that such trading would necessarily be carried on by less sophisticated investors for reasons lacking a sound, rational basis and should, therefore, be avoided so as to eliminate, to the extent possible, unwarranted volatility in the trading price of the Shares.

   The Board has concluded that the possibility of lengthy delays associated with soliciting shareholder approval, which is required by applicable law prior to effecting a reverse stock split, should be presently eliminated. By so doing in the manner described below, the Board would have the flexibility, within certain Share ratio and time constraints set forth below, to announce and complete a reverse stock split within a matter of days, should it then determine that so doing is advisable.

Potential Benefits of a Reverse Stock Split

   The Board believes that the Company and its shareholders could anticipate the following potential benefits from a reverse stock split, depending upon the then circumstances:

      Brokerage Firm Research Analyst Coverage. Larger stock brokerage firms tend to have policies against publishing research reports on companies with relatively low per-share stock prices. A higher price for the Shares, which can be expected to result from a reverse stock split, would tend to remove this barrier to research analyst coverage on the Company.





















      Stock Trading "Spread." Nasdaq-traded stocks, such as the Shares, are generally sold at the "bid" price and purchased at the "ask" price. The difference between the "bid" and the "ask" price is the "spread," which is generally retained as compensation by the broker in the transaction. The "spread" is typically 1/8 ($.125) to 3/16 ($.375) per share, regardless of the per-share price. This relatively greater cost of buying or selling lower priced stocks and the resultant discouragement of investment in the Shares would tend to be alleviated by an increase in the price of the Shares, which can be expected to result from a reverse stock split.

      Brokerage Firm Margin Requirements. Each brokerage firm sets a minimum price in order for stocks held by that firm to be deemed "marginable." Generally, "marginable" stocks may be used as collateral for brokerage firm loans to its customers in whose accounts such stocks are held. Lack of "marginability" tends to discourage some investors from investing in lower priced stocks. An increase in the price of the Shares, which can be expected to result from a reverse stock split, would tend to make the Shares more likely to be "marginable."

      Brokerage Firm Non-Solicitation Rules. Many brokerage firms have rules against the solicitation of buyers for lower priced stocks, requiring their brokers to obtain a written statement that such a buyer has not been solicited by the broker. This practice tends to discourage brokers from dealing in lower priced stocks. An increase in the price of the Shares, which can be expected to result from a reverse stock split, would tend to alleviate this situation.

      Institutional Investment. The investment criteria adhered to by many institutional investors include prohibitions against the purchase of lower priced stocks. An increase in the price of the Shares, which can be expected to result from a reverse stock split, would tend to remove this barrier to institutional investment in the Shares.

   In addition, the Board of Directors believes that a reverse split of the Shares could, depending on circumstances at the time, be perceived as a positive statement by the Board and management as to the outlook for the Company's future in that the Company would appear ready to move to a new plateau in the investment community, to attract a new, more sophisticated investment audience, and to shed negative perceptions associated with lower priced stocks.

Effect of the Proposal

   To the extent that all four amendments to the Certificate of Incorporation which comprise the proposal are approved, the Board will have (1) the flexibility to determine the appropriateness of a reverse stock split, including the then most appropriate of such of the ratios as is/are approved by shareholders, and (2) the ability to complete such reverse stock split shortly after announcing it by proceeding with the filing of a Certificate of Amendment to the Certificate of Incorporation. The entire series of amendments, or such of the amendments as is/are approved by shareholders, may be abandoned by the Board without further shareholder action at any time, and will be so abandoned if the Board does not determine to effect any reverse stock split by December 31, 1998. If such determination is made by December 31, 1998, a reverse stock split will be completed in the then most appropriate of such of the foregoing ratios as is/are approved by shareholders, as determined by the Board; no subsequent reverse stock split in any of the other of such of the foregoing ratios as is/are approved by shareholders will be thereafter authorized, and the amendments relating to such other ratios will be abandoned. Under general principles of Delaware law, a good faith determination by a disinterested and adequately informed Board would be a defense to any claim of liability made on behalf of the holders of Shares.
The Company is aware of no precedent concerning the manner in which such principles of Delaware law would be applied in the context of the proposal; however, the Company believes that shareholders who vote in favor of the proposal would not thereby be estopped from asserting a claim related thereto.

Criteria for Implementing Reverse Split and Selecting Ratio

   Any future determinations of (1) the appropriateness of a reverse stock split and (2) which one of such of the foregoing ratios as is/are approved by shareholders is most appropriate will depend upon numerous factors not capable of being predicted, such as the future trading price of the Shares and the future growth and development of the Company's business. Such determinations will be made by the Board with the advice of the Company's senior management and investment advisors with the objective of maximizing the aggregate market value of the Shares consistent with the Company's then historical, and then reasonably anticipated future, financial condition and results


of operations and other generally accepted indicia of such market value. Given the numerous and varied mix of factors upon which such determinations will depend, it is not practical for the Board to establish specific sets of objective criteria which would lead to specific determinations, and the Board has not attempted to do so. However, the present general consensus of management and the Board is that, with other factors being equal, (1) a reverse stock split would tend to be more appropriate if the sustained market price range for pre-split Shares is below $5.00 per Share, and (2) an appropriate price range for post-split Shares would be from $10.00 to $15.00 per Share.

   The four resolutions approving the amendments to the Company's Certificate of Incorporation to authorize the Board to effect a future reverse stock split in one of the foregoing ratios is set forth at Appendix A to this proxy statement.

Effect of a Reverse Stock Split

   Outstanding Shares, Authorized Shares and Par Value. If a reverse stock split should be carried out in the future, each then outstanding Share would become, depending upon which of the foregoing ratios is approved by shareholders and is then deemed by the Board to be most advisable, one-half (1/2), one-third (1/3), one-fourth (1/4) or one-fifth (1/5) of a new Share, and the par value would be increased from the present $.01 per share to $.02, $.03, $.04, or $.05, respectively, per Share. Shares then authorized for future issuance and Shares then issued and held in the Company's treasury would be similarly split and the par value thereof would be similarly increased. The foregoing would occur as of the close of business on a date which would be established by the Board (the "Effective Date"), whereupon each certificate representing Shares would thereafter represent one-half (1/2), one-third (1/3), one-fourth (1/4) or one-fifth (1/5) of the number of Shares indicated on the Certificate.

   Exchange of Stock Certificates. If a reverse stock split should be carried out in the future, as soon as practicable after its Effective Date, shareholders will be notified and requested to surrender their pre-split Share certificates for new certificates representing the number of post-split Shares. Until so surrendered, each pre-split Share certificate will be deemed for all corporate purposes after the Effective Date to evidence ownership of the appropriately reduced number of Shares. Chemical Mellon Shareholder Services or a similar organization will act as exchange agent (the "Exchange Agent") for the shareholders in effecting the exchange of their Share certificates.

   Elimination of Fractional Shares. In the event of a reverse stock split, no scrip or fractional Shares will be issued but, in lieu thereof, a certificate or certificates evidencing the aggregate of all fractional Shares otherwise issuable rounded, if necessary, to the next higher whole Share, will be issued to the Exchange Agent, or its nominee, as agent for the accounts of all holders of Shares otherwise entitled to have a fraction of a Share issued to them. In such event, sales of fractional interests will be effected by the Exchange Agent as soon as practicable on the basis of prevailing market prices of the Shares as reported on the Nasdaq National Market System at the time of such sales. After the Effective Date, the Exchange Agent or the Company will pay to such holders of Shares their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their Share certificates. No service charges or brokerage commissions will be payable by Shareholders in connection with the sale of fractional interests, all of which costs will be borne by the Company.

   Effect on Outstanding Rights to Acquire Shares. The terms of all instruments establishing outstanding rights to acquire Shares (stock options, warrants, and convertible preferred stock) provide for an appropriate adjustment in the number of Shares subject to such rights in the event of a reverse stock split. Any reverse stock split would be subject to such approvals and authorizations as may be required from appropriate regulatory agencies.

   Federal Income Tax Consequences. The following information is based upon existing law which is subject to change by legislation, administrative action and judicial decision and is necessarily general. Therefore, if a reverse stock split of the Shares were to take place, shareholders are advised to consult their own tax advisors for then current and more detailed information relating to their individual tax circumstances.







   If   a  reverse  stock  split  occurs,  that  event  will  be  a  tax-free recapitalization for the Company and its shareholders. As a result of such tax treatment, the conversion of pre-split Shares in the hands of a holder thereof to a reduced number of post-split Shares would not constitute taxable income and would not result in gain or loss to such holder for Federal income tax purposes. The aggregate tax basis of such post-split Shares would, for purposes of computing gain or loss upon disposition thereof, equal the aggregate tax basis of the pre-split Shares from which such post-split Shares are derived. The holding period for post-split Shares will be the same as the holding period of the pre-split Shares from which such post-split Shares are derived. Holders of pre-split Shares who receive cash from the sale of fractional interests in post-split shares will recognize gain or loss for Federal income tax purposes as a result of the disposition of such interests.

Recommendation and Vote Required for Approval

   For the foregoing reasons, the Board has approved and declared advisable four resolutions, each approving an amendment to the Company's Certificate of Incorporation (set forth in Appendix A to this Proxy Statement) in order to provide a mechanism for effecting a reverse split of the Shares in either a one-for-two, -three, -four, or -five ratio of the number of post-split to pre-split Shares. The Board believes that its ability to expeditiously carry out a reverse stock split in one of the foregoing ratios prior to December 31, 1998 without the need for further action by the shareholders would benefit the Company and its shareholders. THE BOARD RECOMMENDS APPROVAL OF ALL FOUR RESOLUTIONS IN THE BELIEF THAT SUCH IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS. The affirmative vote of a majority of the outstanding Shares is required for approval of each resolution.

          PROPOSAL 3.  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

   At the Company's most recent annual meeting of shareholders held on April 27, 1995, shareholders appointed Coopers & Lybrand to perform the Company's independent public accounting services for the fiscal year ended December 31, 1995. The Board of Directors has selected Coopers & Lybrand as the independent public accountants for the Company for the fiscal year ending December 31, 1996, subject to ratification by the shareholders at the Meeting. It is anticipated that a representative of Coopers & Lybrand will be in attendance at the Meeting, will be given an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

                                OTHER BUSINESS

   Management knows of no other business matters which are to be presented for action at the Meeting. Should any other matters properly come before the Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their judgment.

   It is important that proxies be returned promptly. Therefore, shareholders who do not expect to attend in person are urged to execute and return the enclosed proxy to which no postage need be affixed if mailed in the United States.




























                                  MANAGEMENT
Executive Officers

   The executive officers of the Company, their ages, positions held with the Company and length of time in such positions are set forth below. There are no family relationships between or among any of the directors or executive officers of the Company. There are no arrangements or understandings between any of the named individuals and any other persons pursuant to which any of the named individuals are to be elected as officers.

      Name and Age of
      Executive Officer      Positions and Offices Held           Officer Since

      Philip D. Kurtz . . . Chief Executive Officer              September, 1985
        Age 44

      James L. Hersma . . . President and Chief Operating Officer November, 1993
        Age 47

      Richard A. Evans  . . Chief Financial Officer and Treasurer October, 1985
        Age 43

      Kathleen Harris Pena  Senior Vice President                 February, 1995
        Age 38

      Ralph J. Riccardi . . Senior Vice President                 February, 1995
        Age 42

A brief account of the business experience for the past five years of the individuals listed above follows.

   Philip D. Kurtz, 44, founded the Company in 1983 and since that time has served as President, Chief Executive Officer, and director of the Company. Prior to founding the Company, Mr. Kurtz owned his own accounting and consulting firm. He is a Certified Public Accountant and has a Bachelor's of Science degree in Business Administration and Accounting from the University of Tulsa.

   James L. Hersma, 47, has served as President and Chief Operating Officer since March, 1994. Prior thereto, Mr. Hersma served as Executive Vice President and Chief Operating Officer of the Company from November, 1993. From 1984 to October, 1993, Mr. Hersma served as Vice President of Corporate Sales, Southwest Division, and then as Vice President/General Manager of the Hospital Supply Division of Baxter Healthcare Corporation. From 1978 to 1984, Mr. Hersma served in various management positions with the American Hospital Supply division of Baxter Healthcare Corporation. Mr. Hersma has a Bachelor's of Science degree in Marketing from Northern Illinois University.

   Richard A. Evans, 43, has served as the Company's Chief Financial Officer and Treasurer since 1989. He also served as the Company's Controller from 1985-1989. Mr. Evans is a Certified Public Accountant with a Bachelor of Science degree in Business Administration from Oklahoma State University.

   Kathleen Harris Pena, 38, is the Company's Senior Vice President - Financial Services. Prior to being named Senior Vice President, Ms. Pena served as Vice President - Professional Services of the Company in 1995, General Manager in 1993 and 1994, District Sales Manager from September, 1990 through 1992, and Director - Marketing from August, 1989 to September, 1990. Ms. Pena received a Bachelor's of Science degree from Texas Christian University and a Masters in Business Administration from Emory University.


















   Ralph J. Riccardi, 42, is the Company's Senior Vice President - Technology and Applications. Prior to that time, he served in various capacities with the Company, including Vice President, Director of Marketing and Director of Government Programs/Marketing. Mr. Riccardi served 16 years with the United States Air Force Medical Service Corps. He is a Certified Healthcare Executive and has a Bachelor's of Science and Administration degree from Chapman University and a Masters in Business Administration from Mississippi State University.

Directors

   Members of the Company s Board have terms which expire, in the case of Mr. Platt and Mr. Pointer, in 1998, in the case of Mr. Kurtz, Mr. Hersma, and Mr. Jacob, in 1997, and in the case of Mr. Suitt and Mr. Simmons, in 1996. A brief account of the business experience for the past five years is presented below.

   Philip D. Kurtz, (see description under  Executive Officers," above)

   James L. Hersma, (see description under  Executive Officers," above)

   Robert  J.  Simmons,  (See  description  under    Proposal  1.  Election of
Directors )

   N.   Thomas  Suitt,  (See  description  under    Proposal  1.  Election  of
Directors )

   Samuel L. Jacob, 40, is currently the Managing Director of Global Client Management and Sales in the Western Hemisphere of Bankers Trust Company and has been a director of the Company since August, 1995. Mr. Jacob joined Bankers Trust in 1983 as Vice President and Controller of the Global Markets business, and has held several positions with Bankers Trust.

   John D. Platt, 65, has been, since 1983, founder and President of Platt Interests, and has been a director of the Company since May, 1990. Formerly, Mr. Platt served as President, Chairman of the Board and Chief Executive Officer of Geosource, Inc. Mr. Platt is currently Chairman of the Board for CVA, Inc., and serves on the Board of Directors of TransAmerican Natural Gas Corporation.

   Dennis  D.  Pointer,  Ph.D.,  50,  has been, since 1992, the John J. Hanlon
Professor of Health Services Research and Policy at the Graduate School of Public Health, San Diego State University, and has been a director of the Company since May, 1989. Formerly, he was the Arthur Graham Glasgow Professor of Health Administration in the Department of Health Administration of the Medical College of Virginia, Virginia Commonwealth University in Richmond, Virginia. Mr. Pointer is currently Chairman of the Board of Daniel Freeman Hospitals, Inc.

































Executive Compensation

   The table below shows information concerning the annual and long-term compensation for services in all capacities to the Company earned during the fiscal years ended December 31, 1995, 1994, and 1993, of those persons who were, during the last completed fiscal year, serving as (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company, (together, the Named Officers ).

                                          SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                                                           Compensation
                                           Annual Compensation                Awards

(a)                               (b)            (c)                          (g)                  (i)
                                                                           Securities
Name and                                                                    Underlying            All Other
Principal Position                Year      Salary($)(1)    Bonus(2)    Options/SAR's (#)(3)  Compensation($)(9)

Philip D. Kurtz                   1995       $ 239,798      $     -0-          280,000          $  6,422
 Chief Executive Officer          1994         239,096        100,000           40,000             4,965
                                  1993         220,808            -0-           46,839             4,326

James L. Hersma                   1995       $ 235,552      $     -0-          360,000          $  6,931(4)
President and Chief               1994         291,868(5)   $ 100,000          300,000             6,024
 Operating Officer                1993          42,627           -0-              -0-             35,660(6)

Richard A. Evans                  1995       $ 118,146      $    -0-           50,000           $  2,728
 Chief Financial                  1994         113,892        28,088           30,000              2,323
 Officer and Treasurer            1993         110,667           -0-           23,288              1,976

John P. Indrigo                   1995       $ 137,824      $     -0-           50,000          $ 26,887(7)
 Senior Vice President            1994         121,317      $ 30,258            40,000             3,094
                                  1993         121,907            -0-           42,632             2,979

Angela K. Lux                     1995       $ 139,981      $     -0-           40,000          $ 10,708(8)
 Vice President and               1994          64,431      $  30,000           50,000             2,284
 Chief Technology Officer         1993             n/a           n/a              n/a                n/a

(1) Includes Named Officer's before-tax contribution to the Thrift and Profit Sharing Plan ("401(k) Plan"). The 401(k) Plan allows employees of the Company with at least ninety (90) days of service to make tax-deferred contributions of up to 23% of their gross salary to the plan through payroll deduction. In 1995, the Company contributed a cash amount equal to 25% of the employee's contribution up to six percent (6%) of the employee's base salary. In 1996, the Company will contribute a cash amount equal to 50% of the employee's contribution up to six percent (6%) of the employee's base salary.

(2) The 1994 bonuses were paid in early 1995, but were earned for fiscal year 1994.

(3) The 1995 options were granted pursuant to the Company's Stock Incentive Plan ("SIP"), which replaced the Employee Stock Option Plan and the
      Stock Option Plan. Options granted under these plans are granted at times, in amounts, and to such individuals who are employees of the Company as may be determined by the Board of Directors. The option price is equal to the value of the Company's common stock on the date of grant. The Company does not have an SAR program.

(4) Includes $1,250 of expenses paid on behalf of Mr. Hersma for tax preparation.

(5)      Includes a bonus of $62,499 per Mr. Hersma's 1993 employment agreement.

(6)      Represents moving expenses for Mr. Hersma.













(7)        Includes $23,047 for moving expenses for Mr. Indrigo.

(8) Includes $7,271 for principal payments forgiven by the Company, as Holder, on a promissory note payable by Ms. Lux.

(9) Reflects the Company's matching contribution to the 401(k) Plan. Also reflects the Company's contributions to the account of Ms. Lux in the Company's Employee Stock Purchase Plan ("ESPP") and premiums paid by the Company on behalf of the Named Officer for a Term Life Insurance Policy as follows:

                                    Year        ESPP   Term Life Premiums

      Philip D. Kurtz               1995       $  n/a    $  4,080
                                    1994       $  n/a    $  2,679
                                    1993       $  n/a    $  2,040

      James L. Hersma               1995       $  n/a    $  3,660
                                    1994       $  n/a    $  3,714
                                    1993       $  n/a    $      0

      Richard A. Evans              1995       $  n/a    $    960
                                    1994       $  n/a    $    974
                                    1993       $  n/a    $    960

      John P. Indrigo               1995       $  n/a    $  1,335
                                    1994       $  n/a    $  1,355
                                    1993       $  n/a    $  1,150

      Angela K. Lux                 1995       $2,400    $  1,265
                                    1994       $1,000    $  1,284
                                    1993       $  n/a    $    n/a

   Pursuant to the ESPP, eligible employees, including executive officers, may withhold up to 100% of their salary through payroll deduction for the purpose of purchasing the Company's stock. The Company currently contributes a cash amount equal to 25% of the employee's contribution. All shares acquired through the ESPP are immediately 100% vested and are entitled to participate in dividends, if any are declared, to the same extent as other outstanding shares of the Company's common stock.

   The following table provides information regarding stock options granted to the Named Officers during 1995. In assessing these values it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company's stock at a future date -- and that value will depend, at least in part, on the efforts of such executives to foster the future success of the Company for the benefit of not only the executives, but all shareholders.

































                                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                         Potential
                                                                                    Realizable Value At
                                                                                    Assumed Annual Rates
                                                                                       of Stock Price
                                                                                       Appreciation
                                Individual Grants                                   for Option Term

(a)                     (b)              (c)            (d)            (e)            (f)            (g)

                      Number         % of Total
                   of Securities     Options/SARs
                    Underlying         Granted       Exercise
                     Options/       to Employees     or Base
                       SARs           in Fiscal        Price       Expiration
Name               Granted(#)(1)         Year         ($/Sh.)         Date            5%($)           10%($)

Philip D. Kurtz           90,000       20.4%         $   2.125      03/06/05       $   311,526    $   496,053
                          90,000                     $  2.3125      04/26/05       $   339,014    $   539,823
                         100,000                     $   3.125      08/03/05       $   509,030    $   810,545

James L. Hersma           80,000       26.3%         $   2.125      03/06/05       $   276,912    $   440,936
                          80,000                     $  2.3125      04/26/05       $   301,346    $   479,842
                         200,000                     $    2.75      07/17/05       $   895,892    $ 1,426,558

Richard A. Evans          25,000        3.6%         $   2.125      03/06/05       $    86,535    $   137,793
                          25,000                     $  2.3125      04/26/05       $    94,170    $   149,951

John P. Indrigo           25,000        3.6%         $   2.125      03/06/05       $    86,535    $   137,793
                          25,000                     $  2.3125      04/26/05       $    94,170    $   149,951

Angela K. Lux             20,000        2.9%         $   2.125      03/06/05       $    69,228    $   110,234
                          20,000                     $  2.3125      04/26/05       $    75,336    $   119,961

(1) Reflects options to acquire shares of Common Stock pursuant to the Company's SIP. Key employees and others, as determined by the Board of
      Directors,  may  participate  in  the  SIP.    The  Board determines the
      expiration date of each option. For incentive options, exercise prices must be not less than the market value of CIS common stock on the date of grant.









































   The following table shows stock option exercises by the Named Officers during 1995, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1995. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of Common Stock.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES


(a)                      (b)            (c)           (d)             (e)             (f)            (g)


                                                No. of Securities Underlying   Value of Unexercised In-The-Money
                   Shares Acquired     Value    Unexercised Options at FY-End         Options at FY-End
Name               on Exercise (#)   Realized    Exercisable    Unexercisable    Exercisable    Unexercisable

Philip D.  Kurtz         -0-            n/a          132,536         271,667     $    50,313    $    376,250

James L. Hersma          -0-            n/a          201,389         458,611     $    20,556    $    334,444

Richard A.  Evans        -0-            n/a          102,901          67,222     $   134,491    $    104,513

John P. Indrigo          -0-            n/a           66,303          87,224     $     6,424    $    104,513

Angela K. Lux            -0-            n/a           32,222          57,778     $    71,388    $    129,862

   In October, 1995, Messrs. Hersma and Kurtz entered into an Amendment to Change in Control and Severance Compensation Agreement with the Company ("Amendment"). This Amendment allows for noncancellation of options whose vesting is not accelerated under the Amendment that would otherwise be cancelled under the SIP due to termination of Mr. Hersma and/or Mr. Kurtz within two (2) years of a change of control of the Company or termination not for cause. Mr. Hersma and Mr. Kurtz have ninety (90) days from the date of their termination in which to exercise such options.

REPORT OF THE COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

   The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent non-employee directors: Messrs. Platt, Pointer and Simmons. The Committee is responsible for formulating and reviewing the compensation offered to the officers of the Company, together
with  all  benefit  and  incentive  programs  associated  therewith.    The
Compensation Committee evaluates and awards stock options to the Company's executive officers.

   The Committee annually evaluates the Company's corporate performance, officer compensation and share ownership compared with both the Company's own industry and a broader group of companies.

Compensation Policy

   The goal of the Company's executive compensation policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time to create a corporate atmosphere that attracts, motivates and retains key employees.























1995 Executive Compensation Program and Performance Measures

   During 1995, the Committee further developed an executive compensation program that integrated annual base compensation with other forms of equity-based and cash compensation based upon corporate performance and individual initiatives and performance. This program was designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. Specifically, the Company's executive compensation program was comprised of (1) base salary, (2) cash incentive opportunities, and (3) short- and long-term incentive opportunities in the form of stock options.

   (1) Base Salary. The Committee used executive compensation survey data, along with information on the Company's size and performance levels compared to that of other companies that are primarily involved in the healthcare reimbursement services industry, as a guide to establish base salaries and incentive compensation levels of executive officers, using publicly available information from prospectuses, proxy statements and Forms 10-K. During fiscal 1995, merit salary increases for the Named Officers ranged from one and one-quarter percent (1.25%) to three percent (3%). Individual salary increases for executive officers below the levels of CEO and COO were at the discretion of the Company's CEO and COO, and were based upon the achievement of personal, departmental and company goals established for each executive officer by the CEO and COO. Departmental goals included project improvement objectives and budgetary performance, and in the view of the CEO and COO were met in all cases. Company goals included increase in earnings per share and return on equity from the previous year, which were met.

   (2) Cash Incentive Opportunities. Additionally, the Committee established for the executive officers a cash bonus opportunity and accordingly, the Company established a cash bonus pool accrual based upon Company earnings and the achievement by the executive officers of certain individually set and approved management objectives. Seventy percent (70%) of the individual bonuses for Messrs. Kurtz, Hersma and Evans and Ms. Lux were based on the achievement of the company s earnings target developed in January, 1995, and the remaining thirty percent (30%) were based on the achievement of documented and approved individual management objectives (MBO s). Individual awards for Mr. Indrigo were based 25% on the achievement of corporate earnings targets, 50% on business unit earnings targets, and 25% on the achievement of MBOs. Since goals were not achieved in 1995, none of the executive officers received a cash bonus for 1995.

   (3) Short- and Long-Term Incentive Opportunities (Stock Options) as determined by the Compensation Committee. It is also the Company's policy to issue short- and long-term incentives in the form of stock options to the Company's executive officers. On March 6, 1995 and April 26, 1995, the Compensation Committee awarded the Company's executive officers tax-qualified and non-qualified incentive stock options pursuant to the Company's Stock Incentive Plan ("SIP"). These awards were based on the Compensation Committee s desire to bring the total options awarded to each executive officer to a level of parity with other officers based on length of service, number of prior options, level of responsibilities and salary level.

   The Board has the authority under the SIP to determine the expiration dates of the option grant and may set exercise prices at levels that vary from the market value of CIS stock on the date of grant for non-qualified options. The aforementioned options were granted at the closing price of the Company's common stock on the date of grant (March 6, 1995 and April 26, 1995, respectively), vest nine and one-half years from the date of grant and must be exercised within ten years from the date of grant. However, vesting may be accelerated by meeting certain objectives based, in the case of the short-term stock options, on the Company's earnings per share, and, in the case of the long-term stock options, on the Company's sustainable stock price, return on shareholder equity and revenue growth. Due to attainment of one of the objectives related to sustainable stock price, vesting for one-ninth of the long-term stock options was accelerated in 1995.

   The Board has also authorized grants, at its discretion, throughout the year under the SIP to certain executive officers and key associates as performance incentives. These options were granted at the closing price of the Company's common stock on the dates of grant, vest over a three year period and must be exercised within ten years from the date of grant.

   All grants awarded to the Named Officers are reflected in the "Option/SAR Grants In Last Fiscal Year" table herein.





CEO Compensation During 1995

   The Committee agreed to increase the base salary paid to Mr. Kurtz, the Company's Chief Executive Officer, three percent (3%) in July, 1995. The Committee also awarded Mr. Kurtz 280,000 incentive stock options in August, 1995 pursuant to the SIP (discussed above) which reflected a desire to reward Mr. Kurtz for achievement of certain initiatives.

                                    /s/ John D. Platt
                                    /s/ Dennis Pointer
                                    /s/ Robert J. Simmons





































































STOCK PERFORMANCE GRAPH

   Set forth below is a line graph comparing the yearly percentage changes in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Market Index and a Company-selected peer group index for the period of five fiscal years commencing January 1, 1990 and ended December 31, 1995. The peer group index was based upon the cumulative total shareholder return of companies which were selected because they are within the Company's industry, weighted according to their respective stock market capitalizations.

   The Peer Group consists of Medicus, GMIS, Cycare Systems and Phamis and has been revised from the Company's previously selected peer group of American Claims Evaluation, Cerner Corporation, Cycare Systems, General Computer, HBO & Company, National Data Corporation, Primark Corporation and Shared Medical Systems. Management felt that some of the companies that had been previously represented in the peer group were no longer representative of the Company's peers due to their significantly larger market capitalization and their diversity in products and services. Therefore, Management selected a peer group whose market capitalizations are more similar in value to the Company's. The peer group's cumulative total return is weighted in a manner which emphasizes the performance of the companies in the peer group with the largest market capitalizations.

                 COMPARATIVE FIVE-YEAR CUMULATIVE TOTAL RETURN
               AMONG CIS TECHNOLOGIES, INC., NASDAQ MARKET INDEX
                                AND PEER GROUPS



                                               FISCAL YEAR ENDING
 COMPANY                            1991     1992     1993     1994     1995

 CIS TECHNOLOGIES, INC.            145.76   210.17    86.44   62.71     88.14

 PREVIOUS PEER GROUP               162.33   240.45   319.45   420.57   728.01

 CURRENT PEER GROUP                102.17   101.69   123.75   142.18   154.18

 NASDAQ MARKET                     128.38   129.64   155.50   163.26   211.77














                     Assumes $100 invested on Jan. 1, 1990
                         Assumes dividends reinvested
                       Fiscal year ending Dec. 31, 1995
























                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


   Other than as set forth below, there has not been any transaction, or series of similar transactions, since the beginning of the Company's last fiscal year, or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of the following persons had, or will have, a direct or indirect material interest: any director or executive officer of the Company, any nominee for election as a director, any security holder known to the Company to own of record or beneficially more than 5% of the company's outstanding common stock or any member of the immediate family of any of the foregoing persons; nor has any such person been indebted to the Company at any time since the beginning of the Company's most recent fiscal year in an amount in excess of $60,000 except as set forth below.

   Mr. Philip D. Kurtz, President and Chief Executive Officer of the Company, and Thomas W. Kurtz, a former officer of the Company and Philip D. Kurtz's father, are each indebted to the Company for uncollateralized five-year promissory notes dated April 1, 1991. Each note requires equal annual payments of principal plus accrued interest at 6.66% per annum. Pursuant to Board approval, principal payments due in 1994 were extended to the year following the end of the original five-year term of the Notes. The highest amount of such indebtedness outstanding (including accrued interest) during 1995, was $74,949 as to Philip D. Kurtz, and $72,538 as to Thomas W. Kurtz, and the amount outstanding as of March 31, 1996, was $56,573 as to Philip D. Kurtz and $43,871 as to Thomas W. Kurtz. The notes resulted from 1987 loans to Messrs. Kurtz by the Company to facilitate their exercises of warrants to purchase common stock of the Company. The warrants had been previously g r anted to Messrs. Kurtz by the Company in satisfaction of Company indebtedness to them.

   All transactions between the Company and its officers, directors, principal shareholders or other affiliates have been and will be approved by a majority vote of the Company's disinterested directors and will be on terms believed to be no less favorable to the Company than could be obtained from unaffiliated third parties.

                                 ANNUAL REPORT

   The Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1995, which includes audited financial statements, has been mailed to Shareholders contemporaneously herewith, but such Report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material.

                                   FORM 10-K

   The Company will furnish without charge to each person whose Proxy is being solicited, upon request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1995, as filed w i th the Securities and Exchange Commission, including the financial statements and schedules. Such report will be filed with the Securities and Exchange Commission by March 29, 1996. Requests for copies of such report should be directed to Investor Relations, C.I.S. Technologies, Inc., 6100 S. Yale, Suite 1900, Tulsa, Oklahoma 74136-1903.

                              PROXY SOLICITATION

   The Company will bear the cost of solicitation of proxies and will reimburse brokers, custodians, nominees and fiduciaries for their expenses in forwarding proxy material to beneficial owners. Proxies may also be solicited personally, by telephone or by facsimile by the directors, officers and/or regular employees of the Company without additional compensation although no solicitation by these means is presently contemplated.















                             SHAREHOLDER PROPOSALS

   If any shareholder desires to present a proposal for action at the Company's 1997 annual meeting, such proposal must be received by the Company on or prior to November 15, 1996.

                            SECTION 16 REQUIREMENTS

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it with respect to fiscal 1995, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with, except for Messrs. Platt, Short, Souders and Suitt, who each had one report on Form 4 filed late. Messrs. Short and Souders terminated employment with the Company in 1995 but were still bound by Section 16 requirements at the time of the late filing.

























































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